QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.54

SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

        THIS SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this "Amendment") is entered into as of this 29th day of July, 2002 by and between E. KHASHOGGI INDUSTRIES, LLC, a Delaware limited liability company ("EKI"), and EARTHSHELL CORPORATION, a Delaware corporation f/k/a as "EarthShell Container Corporation" ("ECC").

RECITALS:

        A.    EKI is the owner of: (i) certain technology related to cementitious, inorganically filled and starch-based containers for the packaging, storing, portioning and dispensing of food or beverages and cementitious, inorganically filled and starch-based compositions formed in sheets or rolls and which can be converted into food or beverage containers; (ii) additional technology which deals with hydraulically settable, inorganically filled or starch-based compositions and the methods and systems for using and manufacturing such compositions; and (iii) certain know how, trade secrets and other proprietary information and data which are related or complementary to such technologies.

        B.    Pursuant to the terms of that certain Amended and Restated License Agreement, dated as of February 28, 1995 between EKI and ECC, as amended by the First Amendment to Amended and Restated License Agreement between EKI and ECC entered into as of June 2, 1998 (the "License Agreement"), EKI granted to ECC (i) an exclusive, worldwide, license to manufacture, use, sell, sublicense and otherwise commercialize Food Service Disposables (as defined in the License Agreement) that employ or utilize the above-referenced technologies or proprietary information and ALI-ITE™ Paper (as defined in the License Agreement) for conversion into Food Service Disposables, and (ii) a non-exclusive, worldwide license to use certain trademarks owned by EKI in connection with the marketing, distributions and sale of Food Service Disposables and/or ALI-ITE™ Paper.

        C.    EKI and ECC desire to amend the License Agreement to include noodle bowls within the scope of the license granted thereunder.

AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises and covenants set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the License Agreement as follows:

        1.    Capitalized terms used herein without definition shall have the meanings assigned to them in the License Agreement.

        2.    Notwithstanding anything contained in the License Agreement to the contrary, the definition of "Food Service Disposables" in Paragraph 1(g) of the License Agreement shall include noodle bowls, whether or not such noodle bowls are designed to extend the shelf life of foods beyond same-day consumption; provided that, notwithstanding anything in the License Agreement to the contrary, only bowls intended for the storage of noodles will be included in the definition of "Food Service Disposables" in Paragraph 1(g) by reason of the amendment made hereby and not bowls intended for the storage of any other food product, whether or not such bowls are substantially identical in shape, composition, mixture and functional properties as noodle bowls.

        3.    Paragraph 1 of the License Agreement is amended by adding the following new paragraphs at the end thereof:

          (l)    The term "License Revenues" shall mean, with respect to the relevant fiscal period, the aggregate amount of royalties, fees, or other payments or consideration received by ECC during such period from the sale or other disposition of Additional Licensed Products by ECC or any of its sublicensees or joint venture partners or from any other commercial exploitation by ECC of the rights licensed to ECC hereunder with respect to Additional Licensed Products.

          (m)  The term "Additional Licensed Products" means noodle bowls, whether or not such noodle bowls are designed to extend the shelf life of foods beyond same-day consumption.

          (n)  "Agreement" means the Amended and Restated License Agreement, dated as of February 28, 1995 between EKI and ECC, as amended by the First Amendment to Amended and Restated License Agreement between EKI and ECC entered into as of June 2, 1998, and the Second Amendment.

          (o)  The "Second Amendment" means this Second Amendment to Amended and Restated License Agreement.

        4.    Royalties.

        (a)  In consideration for the expansion of the License to include Additional Licensed Products pursuant to the amendment made to the License Agreement hereby, ECC shall pay to EKI a royalty (the "Royalty") equal to fifty percent (50%) of License Revenues, payable when and as provided in Section 5.

        (b)  Notwithstanding the provisions of Section 4(a) hereof, ECC shall have no obligation to pay a Royalty in respect of the sale of any Additional Licensed Product made after the date on which the last-to-issue patent included in the Technology expires.

        5.    Payment of the Royalty.

        (a)  Within thirty (30) days of the last day of each calendar quarter, ECC shall pay to EKI the Royalty payable in respect of all Additional Licensed Products shipped and invoiced by ECC or its sublicensees or joint venture partners during such month. Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by ECC that shall set forth, for the period covered by the Royalty Report, (i) the number of Additional Licensed Products shipped by ECC or its sublicensees or joint venture partners, (ii) the gross invoice price for each of such Additional Licensed Products, (iii) any reductions to the gross invoice price for purposes of calculating License Revenues, (iv) the total License Revenues received by ECC, and (v) the calculation of the Royalty that is being paid to EKI.

        (b)  All Royalty payments called for by this Agreement shall be paid by ECC in United States dollars.

        6.    Right to Audit.

        (a)  ECC shall keep and maintain complete and accurate records concerning the sale of the Products. EKI or its designated representative (the "Representative") shall have the right to review those records of ECC that deal with the shipment and sale of Additional Licensed Products for purposes of confirming the calculation of the Royalty paid by ECC hereunder. ECC shall ensure that the sublicense agreements into which ECC enters with its sublicensees pursuant to Section 2(b) of the License Agreement include covenants by the sublicensee to maintain complete and accurate records concerning the sale of Products and to provide access to ECC or its designated representative for the purpose of confirming the calculation of royalties paid by the sublicensee thereunder to ECC. ECC agrees that, at EKI's request from time to time, ECC will (i) conduct an audit of the records of any sublicensee of ECC that concern the sale of Products in accordance with the audits that the sublicense agreement with such sublicensee will grant to ECC and (ii) designate EKI as ECC's representative for purposes of carrying out such audit.

        (b)  If ECC is ultimately determined to have failed to pay to EKI the full amount of a Royalty payment actually due hereunder, ECC shall promptly pay the full amount of such discrepancy to EKI, with interest thereon, at the Prime Rate in effect on the date on which the payment in question should have been made, from such date until the payment is actually made. Each sublicense agreement into which ECC enters with its sublicensees pursuant to Section 2(b) of the License Agreement shall include a provision corresponding to this Section 6(b) that requires the sublicensee to pay ECC the amount of any discrepancy discovered as a result of any audit conducted by or for ECC.

        7.    Termination of Additional License.    The license granted pursuant to this Amendment with respect to Additional Licensed Products (through the expansion of the definition of "Food Service Disposables" in Paragraph 1(g) of the License Agreement to include Additional Licensed Products as provided in Section 2 of this Amendment) shall be subject to termination by EKI, effective upon written notice to ECC, if ECC shall fail to make any Royalty payments that are due and payable to EKI pursuant to this Amendment within thirty (30) days after EKI shall have given ECC written notice of any failure to make any such Royalty payments, and shall automatically terminate, without any action on the part of EKI, upon the occurrence of any of the following events: (i) a receiver is appointed for ECC for all or a substantial part of its property; (ii) ECC makes a general assignment for the benefit of its creditors; (iii) ECC commences, or has commenced against it, a case under the U.S. Bankruptcy Code or any other case or proceedings under any bankruptcy, insolvency or debtor's relief law is commenced by or against ECC; or (iv) ECC becomes insolvent, is liquidated or dissolved or ceases to operate in the ordinary course.

        8.    Covenants of ECC; Sublicense Agreements.

        (a)  ECC covenants that it shall use commercially reasonable efforts (i) to diligently exploit the license granted pursuant to this Amendment with respect to the Additional Licensed Products by actively and aggressively manufacturing, marketing, advertising, selling and distributing the Additional Licensed Products in the United States and in appropriate foreign jurisdictions, directly or through sublicense or joint venture agreements, and (ii) to seek and retain qualified sublicensees or joint venture partners, both in the United States and in appropriate foreign jurisdictions, for the manufacture, marketing, advertising, sale and distribution of the Additional Licensed Products.

        (b)  EKI acknowledges that ECC has entered into sublicense agreements with Green Earth Packaging and/or its affiliates for the manufacturing, marketing, sale and distribution of the Additional Licensed Products in the territories specified in such sublicense agreements (collectively, as the same may be amended, the "GEP Sublicense"). EKI consents to ECC entering into the GEP Sublicense. The license granted pursuant to this Amendment with respect to Additional Licensed Products is specifically conditioned on ECC's continued performance of its obligations under the GEP Sublicense, and its continued use of commercially reasonable efforts to maximize GEP's or its affiliates' compliance with the minimum sales performance, equipment purchase and installation, royalty and other compensatory obligations under the GEP Sublicense. To the extent that ECC is unable or unwilling to timely perform such obligations or to enforce such rights under the GEP Sublicense or any other sublicense or joint venture agreement between ECC and a sublicensee or other joint venture partner with regard to the commercial exploitation of the Additional Licensed Products (collectively, an "Applicable Sublicense"), EKI and/or its affiliates may, at their election, perform such obligations or exercise or enforce any such rights in a manner that is intended to (i) assure ECC's continued compliance with its obligations under the GEP Sublicense or any Applicable Sublicense (or to reduce the damages resulting from any such non-compliance), and (ii) maximize the royalties and other consideration payable by GEP or its affiliates or any other sublicensee or joint venture partner under the GEP Sublicense or the Applicable Sublicense.

        9.    Continued Effect of License Agreement.    Subject to the amendments expressly made hereby, the License Agreement is not affected hereby and continues in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives upon the date first herein written.

EKI:
E. KHASHOGGI INDUSTRIES, LLC, a Delaware limited liability company
By:	/s/ JOHN DAOUD
Its:	Chief Financial Officer
ECC:
EARTHSHELL CORPORATION, a Delaware corporation
By:	/s/ VINCENT J. TRUANT
Its:	President and C.O.O.

QuickLinks

  Exhibit 10.54
SECOND AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT